QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5

        Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

                        April 29, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:
  Midway Games Inc.
  Form S-3 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to Midway Games Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the "Registration Statement") registering the resale of (i) 583,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issued on April 5, 2004 and (ii) up to an additional 35,000 shares of Common Stock that may be issued under an Agreement and Plan of Reorganization among the Company, Surreal Software Inc. ("Surreal") and the shareholders of Surreal (the "Merger Agreement").

        In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and the exhibits thereto; (ii) the Merger Agreement; (iii) the Form of Restricted Stock Agreements between the Company and certain employees of Surreal as contemplated by the Merger Agreement (the "Restricted Stock Agreements") (iv) the Company's Amended and Restated Certificate of Incorporation, as amended; (v) the Company's Amended and Restated Bylaws; (vi) proceedings of the Board of Directors of the Company; and (vii) such other document, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

        Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares in accordance with the Merger Agreement and the Restricted Stock Agreements has been duly authorized by all necessary corporate action of the Company, and such Shares are, or when issued in accordance with the Merger Agreement will be, validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. Please note that shareholders of this firm hold, in the aggregate, 1,000 shares of Common Stock and options to purchase an aggregate of 85,000 shares of Common Stock.

        The law covered by the opinion expressed herein is limited to the corporate laws of the State of Delaware including the statutory provisions and all relevant provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Very truly yours,
SHACK SIEGEL KATZ & FLAHERTY P.C.
By:	/s/ PAMELA E. FLAHERTY Pamela E. Flaherty

QuickLinks

  Exhibit 5